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EXHIBIT (g)(2)(a)


         INVESTMENT COMPANY RIDER TO THE CUSTODY AGREEMENT dated October 12, 1984, as amended by the Global Custody Agreement dated March 20, 1998 (the "Agreement") between MAINSTAY VP SERIES FUND, INC. ("Customer"), having a place of business at New York Life Insurance and Annuity Corporation, 51 Madison Avenue, New York, New York 10010, and THE CHASE MANHATTAN BANK ("Bank"), having a place of business at 270 Park Ave., New York, N.Y. 10017-2070.


         It is hereby agreed as follows:

         Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

         Section 2. Add the following after the first sentence of Section 3 of the Agreement:

         At the request of Customer, Bank may, but need not, add to Schedule A an Eligible Foreign Custodian (as hereinafter defined) where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Customer in the event that it elects to add any such entity.

         Section 3.  Add the following language to the end of Section 3 of the
Agreement:

         (i) The term Subcustodian as used herein shall mean the following:

         (a) a "U.S. Bank," which shall mean a U.S. bank as defined in rule 17f-5(a)(7) under the Investment Company Act of 1940, as amended ("Act"); and

         (b) an "Eligible Foreign Custodian," which, as defined in rule 17f-5(a)(1) and (5), shall mean a (i) banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, and (ii) majority-owned direct or indirect subsidiary of a U.S. Bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

         (ii) The term "securities depository" as used herein shall mean the following when referring to a securities depository located:

         (a) outside the U.S, an "Eligible Securities Depository" which, in turn, shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt by an SEC exemptive order, rule or other appropriate SEC action, except that prior to the compliance date with rule 17f-7 for a


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         particular securities depository the term "securities depository" shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5; and

         (b) in the U.S., a "securities depository" as defined in SEC rule 17f-4(a) under the Act.

         (iii) For purposes of the provisions of the Agreement imposing liability on Bank, as Fireugb Custody Manager, the term Subcustodian shall not include any Eligible Foreign Custodian as to which Bank has not acted as Foreign Custody Manager. For purposes of clarity, the term Subcustodian shall not include any securities depository.

         Section 4.  Add new Section 16 to the Agreement as follows:

         16. COMPLIANCE WITH SECURITIES AND EXCHANGE COMMISSION RULE 17f-5 ("RULE 17f-5").

         (a) Customer's board of directors (or equivalent body) (hereinafter "Board") hereby delegates to Bank, and Bank hereby accepts the delegation to it of, the obligation to perform as Customer's "Foreign Custody Manager" (as that term is defined in rule 17f-5(a)(3)), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), as the same may be amended from time to time, or that have otherwise been exempted by SEC exemptive order, rule other appropriate SEC action) to hold Customer's Foreign Assets as that term is defined in rule 17f-5(a)(2), and (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), and (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

         (b) In connection with the foregoing, Bank shall:

         (i) provide written reports notifying Customer's Board, or its designated agent, of the placement of Foreign Assets with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer's Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer's foreign custody arrangements but until further notice from Customer requesting a different schedule, such reports shall be provided not less than quarterly in summary form, with a more detailed report annually.

         (ii) exercise such reasonable care, prudence and diligence in performing as Customer's Foreign Custody Manager as a person having responsibility for the safekeeping of Foreign Assets would exercise;

         (iii) in selecting and placing assets with an Eligible Foreign Custodian, first have determined that Foreign Assets placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Assets, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);


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         (iv) make all arrangements with the Eligible Foreign Custodian under a written contract with the Eligible Foreign Custodian which the FCM has determined will provide reasonable care for Foreign Assets based on the standards applicable to custodians in the relevant market as provided in rule 17f-5(c)(2) and will include, at a minimum, the contractual provisions set forth in rule 17f-5(c)(2)(i); and

         (v) have established a system to monitor the continued appropriateness of maintaining Foreign Assets with a particular Eligible Foreign Custodian and to monitor the performance of the governing contractual arrangements; and

         (vi) promptly advise Customer in the event that Bank shall have determined that the Eligible Foreign Custodian no longer meets the requirements of rule 17f-5 so that the Fund may withdraw the Foreign Assets from the Eligible Foreign Custodian as soon as reasonably practicable.

         (c) Subject to (b)(i)-(v) above, Bank, in its capacity as Foreign Custody Manager, is hereby authorized to place and maintain Foreign Assets on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.

         (d) Bank represents to Customer that it is a U.S. Bank as defined in rule 17f-5(a)(7). Customer represents to Bank that: (1) the Assets being placed and maintained in Bank's custody are subject to the 1940 Act as the same may be amended from time to time; (2) its Board (or other governing body) has determined that it is reasonable to rely on Bank to perform as Customer's Foreign Custody Manager; and (3) its Board (or other governing body) or its investment adviser shall have determined that Customer may maintain Foreign Assets in each country in which Customer's Foreign Assets shall be held hereunder and determined to accept the risks arising therefrom (including, but not limited to, a country's financial infrastructure, prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Foreign Assets held in custody, and the likelihood of nationalization, currency controls and the like, provided that country risk shall not include the custody or settlement practices and procedures of an Eligible Foreign Custodian employed by the Foreign Custody Manager) (collectively "Country Risk"). Nothing contained herein shall require Bank to make any selection on behalf of Customer that would entail consideration of Country Risk and, except as may be provided in (e) below, to engage in any monitoring of Country Risk.

         (e) Bank shall provide to Customer such information relating to Country Risk as is specified in Appendix 1-A hereto. Customer hereby acknowledges that:
(i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but that Bank shall have no responsibility for inaccuracies or incomplete information to the extent consistent with its obligation to provide reasonable care, prudence and diligence.


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         Section 5.  Add a new Section 17 to the Agreement as follows:

         17. COMPLIANCE WITH SECURITIES AND EXCHANGE COMMISSION RULE 17f-7 ("RULE 17f-7").

         (a) Bank shall, for consideration by Customer, provide an analysis in accordance with rule 17f-7(a)(1)(i)(A) of the custody risks associated with maintaining Customer's Foreign Assets with each Eligible Securities Depository used by Bank as of the date hereof (or, in the case of an Eligible Securities Depository not used by Bank as of the date hereof, prior to the initial placement of Customer's Foreign Assets at such Depository) and at which any Foreign Assets of Customer are held or are expected to be held. The Bank should also inform the Customer whether holding assets in particular Eligible Securities Depositories is voluntary or compulsory. The foregoing analysis will be provided to Customer at Bank's Website. In connection with the foregoing, Customer shall notify Bank of any Eligible Securities Depositories at which it does not choose to have its Foreign Assets held. Bank shall monitor the custody risks associated with maintaining Customer's Foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

         (b) Bank shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 17(a) above.

         (c) Based on the information available to it in the exercise of reasonable care, prudence and diligence, Bank shall determine the eligibility under rule 17f-7(b)(1) of each depository before including it on Appendix 1-B hereto and shall promptly advise Customer if any Eligible Securities Depository no longer meets the requirements of rule 17f-7. (Eligible Securities Depositories used by Bank as of the date hereof are set forth in Appendix 1-B hereto, and as the same may be amended on notice to Customer from time to time.)

                  (d) In the event an Eligible Securities Depository no longer meets the requirements of rule 17f-7, the Bank shall promptly withdraw Customer's Foreign Assets from such depository in accordance with the instructions provided by the Customer.


         IN WITNESS WHEREOF, the parties have executed this Amendment as of July 2, 2001.


MAINSTAY VP SERIES FUND, INC.               THE CHASE MANHATTAN BANK

By: /s/ Anne F. Pollack                     By: /s/ Kevin J. Finnegan
    --------------------------------           -------------------------------
Name:  Anne F. Pollack                      Name:  Kevin J. Finnegan
Title: President                            Title: Vice President
Date:  July 31, 2001                        Date:  August 15, 2001



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                                  APPENDIX 1-A

                       Information Regarding Country Risk


         1. To aid Customer in its determinations regarding Country Risk, Bank shall furnish annually and upon the initial placing of Foreign Assets into a country the following information :

         A.       Opinions of local counsel concerning:

                  i. Whether applicable foreign law would restrict the access afforded Customer's independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country.

                  ii. Whether applicable foreign law would restrict the Customer's ability to recover its assets in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

                  iii. Whether applicable foreign law would restrict the Customer's ability to recover assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

         B.       Written information concerning:

                  i. The likelihood of expropriation, nationalization, freezes, or confiscation of Customer's assets.

                  ii. Whether difficulties in converting Customer's cash and cash equivalents to U.S. dollars are reasonably foreseeable.

         C.       A market report with respect to the following topics:

                  (i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, (vi) market settlement risk, (vii) Eligible Securities Depositories (including Depository evaluation), if any.

         2.       Bank shall furnish the following additional information:

                  Market flashes, including with respect to changes in the information in market reports.


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                                  APPENDIX 1-B

                        Eligible Securities Depositories